Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

 MEDIA CONTACT: EDDIE TERRELL 864-679-9016

 WEB SITE: www.southernfirst.com

Southern First Reports Results for Third Quarter 2008

Record Operating Earnings for the Quarter

Greenville, SC, October 21, 2008 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the nine months ended September 30, 2008 was $1.5 million and operating income was $2.7 million.  Operating income increased $200 thousand from $2.5 million during the same period in 2007.  Net income for the nine months ended September 30, 2007 was $2.7 million.  Included in the third quarter of 2008 was a non-cash impairment charge of $1.8 million on our Fannie Mae (FNMA) preferred stock.  Net of taxes, the impairment charge was $1.2 million. Net income for 2007 includes an after-tax gain of $210 thousand related to the sale of the banks's former main office building which occurred during the first six months of 2007.

The company recorded operating earnings of $1.1 million and a net loss of $127 thousand for the third quarter of 2008, compared to $957 thousand of operating earnings and net income for the third quarter in 2007.  Included in the third quarter of 2008 was the after-tax, non-cash impairment charge of $1.2 million on our FNMA preferred stock.

Art Seaver, the company’s CEO, stated that he was pleased with the company’s third quarter performance, especially in light of the challenging economic environment.  “During the quarter, our company maintained its focus on asset quality with non-performing assets remaining stable at 0.79% of total assets at September 30, 2008.    Annualized charge-offs for the first nine months were 0.30%, compared to 0.24% during the first nine months of 2007.   In addition, our net interest margin continued to improve in the third quarter, and we experienced solid growth in operating earnings.”  Our net interest margin was 2.97% for the third quarter of 2008 compared to 2.87% and 2.81% for the second and first quarters of 2008, respectively, and 3.14% for the third quarter of 2007.

Mr. Seaver commented, “We are pleased that our net interest margin continues to increase even though it is still lower than the third quarter in 2007.  Like most other banks, we experienced a “tightening” of our net interest margin as the Federal Reserve significantly lowered short-term market rates.   We continue to re-position our bank to be able to minimize the financial impact of various changes in market rates.”

Total non-performing assets at September 30, 2008 were 0.79% of total assets.  Non-performing loans totaled $3.4 million at September 30, 2008 and now represent 0.61% of total loans at September 30, 2008, compared to 0.87% at December 31, 2007 and 0.61% at September 30, 2007.  “During the second and third quarters our company’s other real estate owned remained at $2.1 million.  We believe that these properties are valued appropriately,” Mr. Seaver added.

Total assets were virtually unchanged at $696.6 million as of September 30, 2008, compared to $697.9 million as of June 30, 2008.  Loans were $561.3 million at September 30, 2008, compared to $546.5 million as of June 30, 2008 and $508.8 million at December 31, 2007.  Mr. Seaver added, “Although loan demand remains strong, we have chosen to manage our level of growth in loans during the third quarter.  Asset growth is not a primary strategy of our company in the current operating environment.  Our current strategy is to preserve capital, manage portfolio risk, improve our margins, and continue growing retail deposits.” Retail deposits grew to $285.2 million at September 30, 2008, compared to $278.8 million at June 30, 2008, and $257.5 million at December 31, 2007. Total deposits were $477.8 million at September 30, 2008.  Mr. Seaver also announced that the Bank opened two additional retail deposit offices in July which have contributed to the growth in retail deposits.  “We now have four offices in Greenville and two offices in the Columbia market.”

The Company’s book value per share was $12.48 as of September 30, 2008, while the closing stock price was $11.40 per share.

EXPLANATION OF USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

 AND FORWARD-LOOKING STATEMENTS

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”).  The attached financial highlights provide reconciliations between GAAP net income and operating earnings.  The company's management believes that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company's operating results from period to period in a meaningful manner.  Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and investors should consider the company's impairment charge on the FNMA preferred stock in the third quarter of 2008 and the gain on property held for sale in the first six months of 2007 when assessing the performance of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results as reported under GAAP.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, changes in the credit markets, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three and nine months ended September 30, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Three Months	Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Dollars and shares in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$10,059	$10,280	$30,705	$28,984
Interest expense	5,216	5,857	16,690	16,627
Net interest income	4,843	4,423	14,015	12,357
Provision for loan losses	650	450	1,950	1,290

Net interest income after provision for loan losses	4,193	3,973	12,065	11,067
Noninterest income	(1,427)	247	(741)	989
Noninterest expense	3,041	2,785	9,212	8,112
Income (loss) before taxes	(275)	1,435	2,112	3,944
Income tax expense (benefit)	(148)	478	630	1,278
Net income (loss)	$(127)	$957	$1,482	$2,666

Reconciliation of GAAP to Non-GAAP Measures
Net income (loss), as reported (GAAP)	$(127)	$957	$1,482	$2,666
Non-operating items:
Impairment charge on FNMA stock, net of income tax	1,198	-	1,198	-
Gain on property held for sale, net of income tax	-	-	-	(210)
Operating earnings (net income, excluding non-
operating items)	$1,071	$957	$2,680	$2,456

Per Share Data:
Net income (loss), basic	$(0.04)	$0.33	$0.50	$0.91
Net income (loss), diluted	$(0.04)	$0.30	$0.47	$0.82
Book value	$12.48	$12.59	$12.48	$12.59

Weighted average number of shares outstanding:
Basic	3,002	2,946	2,985	2,941
Diluted	3,002	3,236	3,175	3,241
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Performance Ratios:
Return on average assets (1)	(0.07)%	0.66%	0.29%	0.64%
Return on average equity (1)	(1.29)%	10.50%	5.02%	10.07%
Net interest margin (1)	2.97%	3.14%	2.94%	3.07%
Efficiency ratio (2)	57.84%	59.64%	60.75%	60.78%

Growth Ratios and Other Data:
Percentage change in net income (loss) from the same
period of the previous year	(113.2)%		(44.4)%
Percentage change in diluted net income (loss) per
share from the same period of the previous year	(113.3)%		(42.7)%

	At September 30,
	2008	2007
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$696,566	$614,271
Investment securities	102,021	107,029
Loans (3)	561,275	483,698
Allowance for loan losses	6,492	5,447
Deposits	477,828	415,064
Federal Home Loan Bank Advances and related debt	161,700	143,500
Junior subordinate debentures	13,403	13,403
Shareholders' equity	37,648	37,092

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.98%	0.69%
Nonperforming assets, past due and restructured
loans to total assets	0.79%	0.54%
Net charge-offs year to date to average total loans (3)(4)	0.30%	0.24%
Allowance for loan losses to nonperforming loans	188.54%	184.41%
Allowance for loan losses to total loans (3)	1.16%	1.13%

Capital Ratios:
Average equity to average assets	5.81%	6.31%
Leverage ratio	7.73%	8.66%
Tier 1 risk-based capital ratio	9.30%	10.08%
Total risk-based capital ratio	10.43%	11.17%

Growth Ratios and Other Data:
Percentage change in assets	13.40%
Percentage change in loans (3)	16.04%
Percentage change in deposits	15.12%
Percentage change in equity	1.49%
Loans to deposit ratio (3)	117.46%

(1)  Annualized for the three and nine month periods.

(2)  Computed by dividing noninterest expense by the sum of net interest income, excluding the gain on sale and impairment charge on securities and real estate activity, and noninterest income.

(3)   Includes nonperforming loans.

(4)  Annualized for the nine month period.